SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

ASA Gold and Precious Metals Limited

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

Maryann Bruce

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Saba Capital Management, L.P. (“Saba Capital”), Boaz R. Weinstein (“Mr. Weinstein,” and together with Saba Capital, “Saba”) and Maryann Bruce (“Ms. Bruce”, and together with Saba, the “Participants”), intend to file and furnish a definitive proxy statement and accompanying form of proxy with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies in connection with the upcoming special general meeting of shareholders (the “SGM”) of ASA Gold and Precious Metals Limited (the “Company”) requisitioned by funds managed by Saba, to increase the size of the board of directors of the Company (the “Board”) from four to five members and to appoint Ms. Bruce as a director of the Company. Shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The proxy statement and an accompanying proxy card will be sent or given to securityholders and will be available for no charge on the SEC’s website, https://www.sec.gov/.

As of the date hereof, each of Saba Capital and Mr. Weinstein may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) 3,253,837 common shares, par value $1.00 per share (“Common Shares”), including 1,913,658 Common Shares held in record name by funds managed by Saba Capital. Ms. Bruce may be deemed to have an interest in the Participants’ solicitation by virtue of being a nominee for election to the Board and does not own any Common Shares or other securities of the Company as of the date hereof.